Exhibit 3.21

AMENDED AND RESTATED OPERATING AGREEMENT

OF

GLK, LLC

THIS AMENDED AND RESTATED OPERATING AGREEMENT is made as of the 31st day of March, 2003, by and among GLK, LLC, a New York limited liability company having its principal offices located at 90 Linden Place, Rochester, New York (the “Company”), and the members and whose names appear on Schedule A to this Agreement (the “Members”).

PREAMBLE

The Company was duly formed upon the filing of its Articles of Organization with the New York State Department of State pursuant to the New York Limited Liability Company Law as amended (the “LLC Law”) under the name “Great Lakes Kraut Company, LLC”;

The initial members of the Company were Birds Eye Foods, Inc., a Delaware corporation formerly known as Agrilink Foods, Inc. (“Birds Eye”), and Flanagan Brothers Incorporated, a Wisconsin corporation (“FB”);

The Company, Birds Eye and FB were parties to an Operating Agreement dated as of June 30, 1997 (the “Original Operating Agreement”);

Pursuant to a Contribution Agreement dated as of March 2, 2003, (a) GLK Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Birds Eye (“Holdings”), contributed $11.1 million to the Company in exchange for 39.928 membership units of the Company, (b) GLK Acquisition, LLC, a Wisconsin limited liability company and wholly owned subsidiary of FB, acquired all the assets of the Company, with the sole exception of a subordinated note (and related payment in kind notes) owed by Birds Eye, and assumed all of the liabilities of the Company, in exchange for the redemption by the Company of the 50 membership units owned by FB; and (c) the Company agreed to change its name to “GLK, LLC”.

The parties hereto desire to amend and restate the Original Operating Agreement as hereinafter set forth to govern the business operations of the Company (the Original Operating Agreement, as so amended and restated, this “Agreement”).

ARTICLE 1

THE COMPANY

1.1 Formation. The Company was formed as a limited liability company on June 16, 1997 under the name “Great Lakes Kraut Company, LLC”.

1.2 Name. The name of the Company is GLK, LLC. The business of the Company may, however, be conducted under any other name designated in writing by the Members. If the Company does business under a name other than as set forth in its Articles of Organization, then the Company shall file an assumed-named certificate as required by Section 130 of the General Business Law of the State of New York.

1.3 Principal Office and Place of Business. The principal office of the Company shall be at 90 Linden Place, Rochester, Monroe County, New York or at such other location as may hereafter be determined by the Members.

1.4 Term. The term of the Company commenced on the filing of the Articles of Organization and shall continue in perpetuity from and after the date of such filing, unless its existence is sooner terminated in accordance with the terms and conditions of this Agreement.

1.5 Purpose. The Company has been formed to engage in any business purpose permitted under the LLC Law and as may be determined by the Members. Notwithstanding the foregoing, the Company shall not engage in any business for which any statute of the State of New York, other than the LLC Law, specifically requires some other business entity or natural person to be formed or used for such business.

ARTICLE 2

DEFINITIONS

2.1 Definitions. As used in this Agreement, the following terms when capitalized are defined terms and shall have the meanings set forth below:

“Agreement” has the meaning set forth in the Preamble Section above.

“Capital Account” means, as to any Member, the Capital Contributions made by such Member to the Company as of any date, properly adjusted to reflect such Member’s allocations of Profits, Losses and Distributions. In calculating the Capital Account of a Member, Distributions to such Member shall be valued as reflected on the books of the Company.

“Capital Contributions” means contributions to the capital of the Company by the Members.

“Cash Flow” means the total cash receipts of the Company, less (a) costs of goods sold and all operating expenses of the Company (other than expenses not involving cash expenditures, such as depreciation), (b) all principal payments on loans made to the Company or secured by the Company property, (c) capital expenditures, and (d) reserves for working capital or other purposes in such amounts as the Members may determine.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Distribution” means cash or other property, from any source, including Cash Flow, distributed to the Members by the Company.

“LLC Law” has the meaning set forth in the Preamble Section above.

“Majority-in-Interest” means the Member(s) whose aggregate Percentage Membership Interest(s) constitute more than one-half of the aggregate Percentage Membership Interests in the Company.

“Management Committee” means the committee appointed in accordance with Article 5 hereof.

“Manager” means any member of the Management Committee.

“Member” means any Person who has been admitted to the Company as a Member pursuant to Article 3 or Article 7 of this Agreement.

“Membership Interest” shall mean all of the rights of a Member in the Company, including a Member’s right to (a) share in the Profits and Losses of, and receive Distributions from, the Company, (b) inspect the Company’s books and records, and (c) subject to the terms of this Agreement, participate in the management of and vote on matters that come before the Company.

“Percentage Membership Interest” shall mean, as to a Member, the percentage ownership of Membership Interests by said Member as set forth after the Member’s name on Schedule A, as the same may be amended from time to time.

“Person” shall mean any corporation, firm, joint venture, limited liability company, limited liability partnership, natural person, partnership, trust, or other entity.

“Profits” or “Losses” shall mean the profits or losses of the Company determined in accordance with the accounting method followed by the Company for federal income tax purposes, and shall include without limitation each item of Company income, gain, loss, deduction, or credit to be received or borne by the Members.

“Unit” shall mean a Member’s ownership interest in the Company.

ARTICLE 3

CAPITAL CONTRIBUTIONS AND RELATED MATTERS

3.1 Capital Contributions. Each of the Members has made on or prior to the date hereof the capital contributions set forth on Schedule A, and each Member shall receive the number of Units in the Company set forth on Schedule A in exchange for such contributions.

3.2 No Additional Capital Contributions Required. No Member shall be required to contribute any additional capital to the Company, unless required by a vote of all of the Members. No Member shall have any personal liability for any obligation of the Company.

3.3 Interest. No Member shall be entitled to interest on his Capital Contribution.

3.4 Withdrawal of Capital Contributions. Except as specifically set forth in this Agreement, no Member shall have the right to withdraw from the Company or to demand or receive the return of his Capital Contribution.

3.5 No Priority. No Member shall have priority over any other Member as to return of Capital Contributions, allocation of Profits or Losses, or Distributions.

3.6 Capital Accounts. A separate Capital Account shall be maintained for each Member and shall be credited with the amount of the initial and subsequent Capital Contributions made by such Member and such Member’s share of the Company’s Profits as determined in Article 4 hereof. Each such Capital Account shall be charged to reflect all Distributions and withdrawals of a Member’s Capital Contributions and such Member’s share of the Company’s Losses.

3.7 Loans. Any Member may, at any time, make or cause a loan to be made to the Company in any amount and on those terms as approved by at least a Majority-In-Interest of the Members.

ARTICLE 4

ALLOCATIONS AND DISTRIBUTIONS

4.1 Allocation of Profits and Losses and Cash Flow.

(a) Profits and Losses shall be allocated among the Members in accordance with each Member’s Percentage Membership Interest at the close of business on the day on which such allocation is to be made. Profits and Losses of the Company shall be determined (i) at the close of each fiscal year; (ii) in accordance with paragraph (b) below, (iii) upon the dissolution of the Company, and (iv) upon the winding up of the Company’s business. Profits and Losses of the Company shall be computed in accordance with the accounting method followed by the Company for federal income tax purposes, applied in a consistent manner.

(b) In the event of a transfer of a Member’s Membership Interest in accordance with Article 7 of this Agreement, Profits and Losses for that fiscal year shall be allocated between the Members to reflect their varying interests during the fiscal year. For purposes of computing the interest of each Member, the Company shall make an interim closing of its books, as of the transfer of the Membership Interest, and compute Profits and Losses applicable to the period of time before and after that date using the accrual method of accounting. Any transfer of a Membership Interest in accordance with Article 7 shall be effective as of the last day of the calendar month in which the transfer of the Membership Interest occurs.

4.2 Allocation of Gains and Losses Upon Sale or Liquidation. Gains and losses recognized by the Company upon the sale, exchange, or other disposition of all or substantially all of the assets of the Company, or upon the liquidation of the Company, shall be allocated to the Members in the same proportions as Profits and Losses are allocated to the Members.

4.3 Built-in Gains and Losses. In accordance with Section 704(c) of the Code and the treasury regulations promulgated thereunder, income, gain, loss and deduction with respect to the property contributed to the capital of the Company shall, solely for income tax purposes, be allocated among the Members so as to take account of variations between the adjusted basis of the property contributed and the fair value of the property. The allocations shall be made using such reasonable methods as the Management Committee shall determine.

4.4 Allocations for Tax Purposes. Except as provided in Section 4.1(b) and 4.3 above, for federal and state income tax purposes each item of income, gain, loss or deduction shall be allocated to the Members in accordance with their respective Percentage Membership Interests.

4.5 Distributions of Cash Flow from Operations. The timing and amount of Distributions of available Cash Flow shall be determined by the Members. Distributions of available Cash Flow will be made in the same proportions as Profits and Losses are allocated to the Members.

4.6 Distribution from Sale.

(a) Distributions of proceeds received from a sale, exchange, or other disposition of all or substantially all of the assets of the Company shall be made to the Members in the same proportions as Profits and Losses are allocated to the Members.

(b) Notwithstanding the foregoing provisions of this Section 4.6, Distributions of proceeds from the sale arising from the liquidation of the Company shall be distributed and applied in the manner set forth in Section 8.3 below.

4.7 Limit on Changes in Allocations. Notwithstanding any provision to the contrary set forth in this Article 4, if, as of any date, a Member shall have a legal obligation to the Company for the payment of money or the contribution of property, and such obligation is past due, such Member’s share of Distributions shall be reduced by an amount equal to such past due monetary legal obligation or the designated value of the legal obligation to contribute such past due property.

ARTICLE 5

MANAGEMENT

5.1 Management Committee.

(a) (i) The Company shall be managed by a Management Committee which shall consist of three individuals appointed by a Majority-in-Interest of the Members. The number of individuals comprising the Management Committee may be increased by a written consent signed by a Majority-in-Interest of the Members, and the Management Committee may appoint an individual to fill any resulting additional position on the Management Committee, who shall hold office until the next meeting of the Members. Each Manager shall be entitled to one vote on all matters requiring action of the Management Committee.

(ii) Any Manager may be removed and replaced at any time by the affirmative vote of a Majority-in-Interest of the Members.

(iii) The Managers shall serve without compensation; provided, however, that the Company shall reimburse Managers for all reasonable out-of-pocket expenses incurred in performing their duties hereunder. The Management Committee shall manage, control, administer and operate the day-to-day business and affairs of the Company. Any person dealing with the Company may conclusively rely upon a certificate signed by any Manager as to the identity of the Managers and the authority of each Manager to perform any act, or execute and deliver any instrument for the Company. The Managers shall devote such time to the business and affairs of the Company as is necessary to carry out the duties set forth in this Agreement.

(b) A meeting of the Management Committee may be called at any time by any Manager. Meetings of the Management Committee shall be held at least once per year at the Company’s principal place of business or at any other place designated by two or more Managers and may be held in person or telephonically. Not less than 10 nor more than 60 days before each meeting, the Manager calling the meeting shall give written notice thereof to each Manager entitled to vote at the meeting (provided that if notice is delivered personally or by facsimile, 48 hours shall be sufficient). The notice shall state the place, date, hour and purpose of the meeting. Notwithstanding the foregoing provisions, each Manager who is entitled to notice shall be deemed to waive such notice if before or after the meeting the Manager signs a waiver of the notice or is present at the meeting in person or by proxy without objecting to the lack of notice. At any meeting of the Management Committee, the presence in person or by proxy of at least a majority of the Management Committee constitutes a quorum. A Manager may vote either in person or by written proxy signed by the Manager or by his or her duly authorized attorney-in-fact. The affirmative vote of a majority of the members of the Management Committee shall be required to approve any matter coming before the Management Committee. In lieu of holding a meeting, the Management Committee may vote or otherwise take action by unanimous written consent.

(c) A meeting of the Members may be called at any time by any Manager or any Member. Meetings of Members shall be held at the Company’s principal place of business or at any other place designated by the Management Committee, and may be held in person or telephonically. Not less than 10 nor more than 60 days before each meeting, the Person calling the meeting shall give written notice thereof to each Member entitled to vote at the meeting. The notice shall state the place, date, hour and purpose of the meeting. Notwithstanding the foregoing, each Member who is entitled to notice shall be deemed to waive such notice if before or after the meeting the Member signs a waiver of the notice or is present at the meeting in person or by proxy without objecting to the lack of notice. Unless this Agreement provides otherwise, at a meeting of Members, the presence in person or by proxy of a Majority-in-Interest of the Members constitutes a quorum. A Member may vote either in person or by written proxy signed by the Member or by the Member’s duly authorized attorney-in-fact. Except as otherwise provided in this Agreement, the affirmative vote of a Majority-in-Interest of the Members shall be required to approve any matter coming before the Members. In lieu of holding a meeting, the Members may vote or otherwise take action by a written instrument indicating the consent of Members holding the requisite Percentage Membership Interests as is required for Members to take action under this Agreement. If such consent is not unanimous, prompt notice shall be given to those Members who have not consented in writing but who would have been entitled to vote thereon had such action been taken at a meeting.

5.2 Limitation on Authority of Members. No Member is an agent of the Company solely by virtue of being a Member, and no Member has authority to act for the Company solely by virtue of being a Member. Any Member who takes any action or binds the Company in violation of this Section 5.2 shall be solely responsible for any loss and expense incurred by the Company as a result of the unauthorized action and shall indemnify and hold the Company harmless with respect to the loss or expense.

5.3 Personal Service. No Member shall be required to perform services for the Company solely by virtue of being a Member. Unless approved by the Members, no Member shall perform services for the Company or be entitled to compensation for services performed for the Company. Upon substantiation of the amount and purposes thereof, however, a Member shall be entitled to reimbursement for expenses reasonably incurred in connection with the activities of the Company.

5.4 Related Party Transactions. Each Member understands and acknowledges that the conduct of the Company’s business may involve business dealings and undertakings with Members and their affiliates. In any of those cases, those dealings and undertakings shall be at arms length and on commercially reasonable terms.

5.5 Liability and Indemnification.

(a) No Manager shall be liable, responsible, or accountable in damages or otherwise, to any Member or to the Company for any act performed by such Manager within the scope of the authority conferred on him or her by this Agreement or by the Management Committee, except for fraud, bad faith, gross negligence, or an intentional breach of this Agreement.

(b) The Company shall indemnify each Manager for any act performed or omission of any Manager within the scope of the authority conferred on him or her by this Agreement or by the Management Committee, except for fraud, bad faith, gross negligence, or an intentional breach of this Agreement.

5.6 Power of Attorney.

(a) Each Member constitutes and appoints each of the Managers as the Member’s true and lawful attorney-in-fact, and in the Member’s name, place, and stead to make, execute, sign, acknowledge and file all documents, certificates and other instruments required to be filed by the Company under the laws of the State of New York or of any other state or jurisdiction or which the Management Committee otherwise deems necessary or appropriate in connection with the operation of the business of the Company or to reflect any action taken by the Members;

(b) The foregoing power of attorney is irrevocable and is coupled with an interest, and to the extent permitted by applicable law, shall survive the death or disability of a Member. It also shall survive the transfer of a Membership Interest, except that if the transferee is admitted as a Member, this power of attorney shall survive the delivery of the assignment for the sole purpose of enabling the Managers to execute, acknowledge, and file any documents needed to effectuate the substitution. Each Member shall be bound by any representations made by the Managers acting in good faith pursuant to this power of attorney, and each Member hereby waives any and all defenses which may be available to contest, negate, or disaffirm the action of the Managers taken in good faith under this power of attorney.

ARTICLE 6

BOOKS AND RECORDS, ACCOUNTING AND TAX MATTERS

6.1 The books and records of the Company shall at all times be maintained at the principal office of the Company. The Company shall retain in its record book copies of the minutes of meetings of Members and Managers, actions by written consent, notices of meetings and waivers of notice, and other similar records. Each Member, or its duly authorized agent, shall have full, complete and unrestricted access to all of the Company’s books and records at all times. The Company will file income tax returns on a calendar year basis. At the close of each calendar year, an accounting shall be made of the operations for the year, which shall include the preparation of a balance sheet as at the close of the year and a statement of the operations of the Company for the year. Based on the determinations so made, the Company shall, within the time required (including extensions), file all necessary information returns.

6.2 Tax Matters Member. Birds Eye shall be the Company’s “tax matters partner,” as that term is defined in the Code. The tax matters partner shall have the authority to make all Company elections permitted under the Code, including without limitation, elections of methods of depreciation and elections under Section 754 of the Code.

ARTICLE 7

WITHDRAWAL AND TRANSFERS OF MEMBERSHIP INTERESTS

7.1 Restrictions on Disposition. No Member shall encumber, hypothecate or transfer, by sale, gift, bequest, assignment, operation of law or otherwise any Membership Interests now or hereafter owned by such Member without the prior written consent of the Management Committee and the other Members.

7.2 Condition Precedent for Transfer. Without limiting the foregoing, no Member shall effect, in any manner, any transfer of a Membership Interest unless the proposed transferee, as a condition precedent to such transfer, consents in writing to the continuance of the terms and conditions of this Agreement by dating and executing a counterpart copy thereof and delivering it to the Company with copies to the other Members.

7.3 Confidential Information. Each of the Members hereby agrees that it will not at any time disclose or authorize anyone else to disclose or use or make known for its own or another’s benefit, any “confidential information, knowledge, or data” of the Company, whether or not patentable, in any way acquired by it during the term of its affiliation with the Company. For purposes of this Agreement, the term “confidential information, knowledge, or data” of the Company shall include, but not be limited to, matters not readily available to the public which are: (a) of a technical nature such as but not limited to methods, know-how, formulae, compositions, drawings, blueprints, compounds, processes, discoveries, machines, inventions, computer programs, and similar items; (b) of a business nature such as but not limited to information about sales or lists of customers, prices, costs, purchasing, profits, markets, product strengths and weaknesses; and (c) pertaining to future developments such as but not limited to research and development, or future marketing or merchandising plans or ideas of the Company.

7.4 Remedies. Each of the Members further agrees that monetary damages would be an inadequate remedy for any breach or threatened breach of the terms and conditions of Section 7.3 and that, in the event of any such breach or threatened breach, injunctive relief will be necessary to prevent irreparable injury to the Company and the remaining Members. Accordingly, each of the Members hereby agrees that in addition to any other relief to which the Company and the remaining Members may be entitled, any court having jurisdiction may enter an appropriate injunctive order or other equitable relief to prevent such breach or threatened breach. In addition, the above should not be interpreted to limit the availability of injunctive or other equitable relief to cases of breach or threatened breach of Section 7.3 and to limit remedies for the breach or threatened breach of any other provisions, it being specifically agreed that the Company and the remaining Members shall be entitled to all remedies available under law or equity with respect to such breach or threatened breach.

ARTICLE 8

DISSOLUTION

8.1 Dissolution of the Company. The Company shall be dissolved and its affairs wound up upon the first to occur of the following events:

(a) the bankruptcy, death, dissolution, expulsion or incapacity of any Member;

(b) upon the written agreement of a Majority-in-Interest of the Members; or

(c) by operation of law.

8.2 Continuance of the Company. Notwithstanding the foregoing, upon the occurrence of an event described in Section 8.1(a), the remaining Members shall have the right to continue the business of the Company. Such right can be exercised only by the affirmative vote of a Majority-in-Interest of the Members, within 90 days after the occurrence of any event described in Section 8.1(a) to continue the business of the Company. If not so exercised, the right of the Members to continue the business of the Company shall expire and the Company’s affairs shall be wound up as provided in Section 8.3 below.

8.3 Winding-Up and Distribution.

(a) Upon the dissolution of the Company, the affairs of the Company shall be wound up and all of its debts and liabilities discharged in the order of priority as provided by applicable law. Thereafter, the assets of the Company, net of the expenses of dissolution, if any, shall be distributed to the Members in accordance with their respective Percentage Interests.

(b) The winding up of the affairs of the Company and the distribution of its assets shall be conducted by a person selected to act as liquidator by the Management Committee or, if there is no Management Committee then in place, by a Majority-in-Interest of the remaining Members. Said liquidator is hereby authorized to do all acts authorized by law for these purposes. Without limiting the generality of the foregoing, the liquidators in carrying out such winding up and distribution shall have full power and authority to sell all or any of the Company’s assets or to distribute the same in kind to the Members. Each Member shall receive his, her, or its share, minus any deficit in such Member’s Capital Account, of the assets in cash and/or kind, and the portion of such share that is received in kind may vary from Member to Member, as the liquidator in his or her sole discretion may decide. Any assets distributed in kind shall be subject to all agreements relating thereto which shall survive the termination of the Company.

ARTICLE 9

GENERAL PROVISIONS

9.1 Notices. All notices, demands or requests provided for or permitted to be given pursuant to this Agreement must be in writing. All notices, demands and requests to be sent to any or all of the Members shall be personally delivered or sent by express delivery, facsimile, or first class mail, postage prepaid, to the address set forth on Schedule A. All notices, demands or requests shall be effective on personal delivery or if mailed, three days following their deposit in the mail as required by this Section 9.1. Any address for the sending of notice may be changed by a Member sending a notice to that effect to the Company and the other Members.

9.2 Merger and Amendment. This Agreement, including the Schedules hereto, contains the sole and entire agreement and understanding of the Members with respect to the subject matter hereof. All prior discussions, negotiations, commitments, and understandings relating thereto are merged herein. This Agreement (including any Schedule) can be changed or terminated only by a writing signed by all of the Members. Each Member may grant or withhold its approval of amendments in its discretion and copies of each amendment shall be furnished to each Member.

9.3 Waiver. No consent or waiver, express or implied, by any Member to or of any breach or default in the performance of another Member’s obligations under this Agreement shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of any other obligation under this Agreement.

9.4 Severability. If any provisions of this Agreement or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the full extent permitted by law.

9.5 Binding Agreement. Subject to the restrictions on transfers and encumbrances set forth herein, this Agreement shall inure to the benefit of and be binding upon the Members and their respective heirs, executors, legal representatives, successors and assigns. Whenever, in this Agreement, a reference to any Member is made, the reference shall include the heirs, executors, legal representatives, successors and assigns of the Member.

9.6 Arbitration. Any and all disputes or controversies whether of law or fact of any nature whatsoever arising from or respecting this Agreement shall be decided by Arbitration by the American Arbitration Association in accordance with the rules and regulations of that Association. Arbitration shall take place in Rochester, New York or any other location mutually agreeable to the parties. Judgment upon the award rendered by a panel of three arbitrators may be entered in any court of competent jurisdiction. Reasonable notice of a time and place of arbitration shall be given to all persons, other than the parties, as shall be required by law, in which case such persons or their authorized representatives shall have the right to attend and participate in all of the arbitration hearings in such matter as the law shall require. The expenses of arbitration shall be borne by the unsuccessful party to the arbitration, provided that each party shall bear the cost of its won experts, evidence, and legal counsel, unless specified differently in the award.

9.7 Definitions and Articles, Sections and Paragraph References. As used in this Agreement, the singular includes the plural and the masculine, feminine and neuter gender each include the other where the context so indicates. References to Articles, Sections and paragraphs shall be references to the Articles, Sections and paragraphs of this Agreement.

9.8 No Rights Created in Third Persons. This Agreement is intended solely for the benefit of the Members and, except as expressly set forth herein with respect to the Managers of the Company, does not create any rights in persons not who are not Members.

9.9 Execution. Each Member has signed a signature page to this Agreement. The original of this Agreement and of each signature page shall be retained by the Company and a copy furnished to each Member.

9.10 Governing Law. This Agreement and the obligations of the Members hereunder shall be interpreted, construed and enforced in accordance with the laws of the State of New York.

9.11 Tax Matters. The Members of the Company and the Company intend that the Company be treated as a partnership for all income tax purposes and will file any and all forms deemed necessary in furtherance thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GLK, LLC

By:	/s/ Timothy Benjamin
Timothy Benjamin, Manager

BIRDS EYE FOODS, INC.

By:	/s/ Dennis M. Mullen
Dennis M. Mullen, President

GLK HOLDINGS, INC.

By:	/s/ Earl L. Powers
Earl L. Powers, Secretary

SCHEDULE A

List of Members, Capital Contributions And Percentage of Membership Interests

Name and Address	Initial Capital Contribution	No. of Units	Percentage Interest
Birds Eye Foods, Inc. 90 Linden Place Rochester, NY 14625	$8,206,000 June 30, 1997	50.000	55.6%
GLK Holdings, Inc. 90 Linden Place Rochester, NY 14625	$11,100,000 March 2, 2003	39.928	44.4%
Total	$19,306,000	89.928	100.0%

FIRST AMENDMENT

TO THE

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

GLK, LLC

This First Amendment to the Amended and Restated Operating Agreement of GLK, LLC, a Delaware limited liability company (the “Company”), is dated as of December 23, 2009 by and among Birds Eye Group, Inc., a Delaware corporation (“Birds Eye Group”), and GLK Holdings, Inc. (“GLK Holdings”, and together with Birds Eye, the “Members”).

Background

The Members are party to that certain Amended and Restated Operating Agreement of the Company dated as of March 31, 2003 (the “Operating Agreement”) of the Company.

Agreement

NOW, THEREFORE, the Members amend the Operating Agreement as follows:

1. The first sentence of Section 5.1(a)(i) of the Operating Agreement is hereby amended by replacing such first sentence in its entirety with the following:

“The Company shall be managed by a Management Committee which shall consist of up to eight individuals appointed by a Majority-in-Interest of the Members.”

2. The Operating Agreement, as amended hereby, is and shall remain in full force and effect and is hereby ratified and confirmed.

3. This Amendment shall be interpreted, construed and enforced in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.

MEMBERS:

BIRDS EYE GROUP, INC.

By:	/s/ Craig Steeneck
Name: Craig Steeneck
Title: EVP & CFO

GLK HOLDINGS, INC.

By:	/s/ Craig Steeneck
Name: Craig Steeneck
Title: EVP & CFO